Exhibit 10.26

BancTec, Inc.

2008 Equity Incentive Plan
Option Award Agreement

SECTION 1.  GRANT OF OPTION AWARD

BancTec, Inc. (the “Company”) hereby grants to the undersigned (the “Optionee”), on                         , 2008, an option to purchase the shares of common stock of the Company, par value $0.01 per share, in the amount set forth on the signature page hereto (the “Option”) pursuant to the terms and conditions set forth in this agreement (the “Agreement”) and the BancTec, Inc. 2008 Amended and Restated Equity Incentive Plan (the “Plan”).  The Option is a nonqualified stock option.  Capitalized terms not defined herein shall have the same meaning as in the Plan.

SECTION 2.  EXERCISE PRICE

(a)          The exercise price of the Option shall be $                         per Share, subject to any adjustments as set forth in the Plan (the “Option Price”).

SECTION 3.  VESTING SCHEDULE

(a)          The Option shall vest according to the following schedule:

Vesting Date	Amount to be Vested
, 2009	(25)%
, 2010	(25)%
, 2011	(25)%
, 2012	(25)%

(b)         For purposes of this Agreement, “Vested Option” shall refer to the portion of the Option that is vested at such time.

(c)          For purposes of this Agreement, “Unvested Option” shall refer to the portion of the Option that is not vested at such time.

SECTION 4.  EXERCISE PROCEDURES.

(a)          Notice of Exercise.  The Optionee or the Optionee’s representative may exercise a Vested Option by giving written notice to the Company specifying the election to exercise a Vested Option, the number of Shares for which it is being exercised and the form of payment (the “Notice of Exercise”).  The Notice of Exercise shall be signed by the person exercising a Vested Option.  In the event that a Vested Option is being exercised by the Optionee’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise a Vested Option.  The Optionee or the Optionee’s representative shall deliver to the Company, at the time of giving the Notice of Exercise, payment in a form permissible under the Plan for the full amount of the number of Shares for which the Vested Option is being exercised multiplied by the Option Price (the “Exercise Amount”).  In addition, the Company shall be entitled to require, as a condition of delivery of the Shares upon exercise, that the Optionee or the Optionee’s representative remit an amount in cash sufficient to satisfy all applicable withholding taxes relating thereto; provided that to the extent permitted by the Committee,  the Optionee or the Optionee’s representative elects to satisfy the obligation to pay any withholding tax, in whole or in part, by having the Company retain Shares that would otherwise be delivered upon exercise or that were previously owned by the Optionee that are sufficient in value (valued at their Fair Market Value as of the day immediately prior to the date of exercise) to cover the amount of such withholding tax.

(b)         Receipt of Stock; Book Entry Procedures.  After receiving a Notice of Exercise, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall record in the books of the Company (or, as applicable, its transfer agent or stock plan administrator) the number of Shares owned by the Optionee (or as applicable, his beneficiaries) and shall deliver to the Optionee certificates evidencing Shares issued in connection with any Vested Option.

SECTION 5.  TERM AND EXPIRATION.

(a)          Basic Term.  Subject to earlier termination in accordance with subsection (b) below, the exercise period of this Option shall expire ten (10) years after the date it is granted (the “Term”).

(b)         Termination of Employment.  If the Optionee’s employment with the Company terminates for any reason, then (1) any Unvested Option shall be forfeited upon the effective date of such termination and (2) the exercise period for a Vested Option shall expire on the earliest of the following occasions:

(i)                                     The expiration date determined pursuant to Subsection (a) above; or

(ii)                                  The date ninety (90) days after the effective date of termination.

SECTION 6.  MISCELLANEOUS PROVISIONS.

(a)          Rights as a Shareholder.  Neither the Optionee nor the Optionee’s representative shall have any rights as a shareholder with respect to any Shares subject to this Option until the Optionee or the Optionee’s representative becomes entitled to receive such Shares by (i) filing a Notice of Exercise, and (ii) paying the Exercise Amount as provided in this Agreement.

(b)         Tenure.  Nothing in the Agreement or Plan shall confer upon the Optionee any right to continue in employment with the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or parent of the Company employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

(c)          Notification.  Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  A notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that he or she most recently provided to the Company.

(d)         Entire Agreement.  This Agreement, the Plan and any Employment Agreement (if applicable) constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.  In the event that the terms of this Agreement, any Employment Agreement (if applicable) and the Plan are in conflict, the terms of the Plan shall govern.

(e)          Waiver.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(f)            Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Optionee, the Optionee’s assigns and the legal representatives, heirs and legatees of the Optionee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(g)         Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such state.

[Signature page follows.]

Please acknowledge receipt of this Agreement by signing the enclosed copy of this Agreement in the space provided below and returning it promptly to the Secretary of the Company.

BANCTEC, INC.

BY:
J. Coley Clark
Chief Executive Officer and
Chairman of the Board of Directors

OPTIONEE
Accepted and Agreed to
As of , 2008

BY:

Option:
Grant Number:

[SIGNATURE PAGE TO OPTION AWARD AGREEMENT, NON-EXECUTIVES]